Exhibit 99.4

Consent of R. Robert Funderburg, Jr.

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to being named and described in the Registration Statement on Form S-4 filed by Midland States Bancorp, Inc. (“Midland”) with the Securities and Exchange Commission on December 5, 2017, and all supplements and amendments thereto (the “Registration Statement”), as a person about to become a director of Midland in connection with the merger described in the Registration Statement and to the filing or attachment of this Consent with such Registration Statement.

/s/ R. Robert Funderburg, Jr.
Name:	R. Robert Funderburg, Jr.
Date:	December 5, 2017